Exhibit 99.1

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statement

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of Harrodsburg Marketplace (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement, in accordance with accounting principles generally accepted in the United States of America, that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As further discussed in Note 1, on July 1, 2014, Wheeler Real Estate Investment, Inc., through its subsidiary of Wheeler REIT, L.P., completed the acquisition of the Property.

The accompanying Statement was prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

August 13, 2014

Harrodsburg Marketplace

Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (unaudited) and the Year Ended December 31, 2013

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(unaudited)
REVENUES:
Rental income	$103,678	$417,622
Tenant reimbursements and other income	28,152	91,591

Total Revenues	131,830	509,213

CERTAIN OPERATING EXPENSES:
Property operating	36,540	79,586
Real estate taxes	10,483	41,933
Repairs and maintenance	1,245	25,107
Other	2,673	11,670

Total Certain Operating Expenses	50,941	158,296

Excess of Revenues Over Certain Operating Expenses	$80,889	$350,917

See accompanying notes to statements of revenues and certain operating expenses.

Harrodsburg Marketplace

Notes to Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (unaudited) and the Year Ended December 31, 2013

1.	Business and Purchase and Sales Agreement

On May 28, 2014, Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler REIT, L.P. (the “Operating Partnership”), assumed from Wheeler Interests, LLC (“Wheeler Interests”) the Purchase and Sales Agreement (the “Agreement”) to acquire Harrodsburg Marketplace (the “Property”), a 60,048 square foot grocery-anchored shopping center located in Harrodsburg, Kentucky for a purchase price of approximately $5.0 million. On July 1, 2014, the Operating Partnership completed the acquisition. The Property is 97% occupied and is anchored by a Kroger grocery store which occupies approximately 60% of the total rentable square feet of the center through a twenty-year lease expiring in September 2023 with four five-year options remaining.

2.	Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of March 31, 2014 (unaudited) and December 31, 2013:

Tenant	March 31, 2014	December 31, 2013
Kroger	55.9%	61.4%
Arby’s	13.4%	14.7%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of March 31, 2014 (unaudited) and December 31, 2013.

Harrodsburg Marketplace

Notes to Statements of Revenues and Certain Operating Expenses

For the Three Months Ended March 31, 2014 (unaudited) and the Year Ended December 31, 2013

(continued)

The weighted average remaining lease terms for tenants at the property was 8.21 years as of March 31, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of March 31, 2014 (unaudited) and December 31, 2013 were as follows:

	Twelve Months Ending March 31,	Years Ending December 31,
	(unaudited)
2014	$—	$427,981
2015	438,106	432,856
2016	429,706	418,006
2017	412,381	403,006
2018	403,006	394,268
2019	389,026	382,036
Thereafter	1,651,474	1,364,947

	$3,723,699	$3,823,100

The above schedule takes into consideration all renewals and new leases executed subsequent to March 31, 2014 until August 13, 2014.